Exhibit 10.1

EXECUTION

RETENTION AND ASSUMPTION AGREEMENT

This Retention and Assumption Agreement (this “Agreement”) is made as of February 21, 2011, by and among Frontier Oil Corporation, a Wyoming corporation (“Frontier”), Holly Corporation, a Delaware corporation (“Holly”), and Mike Jennings (the “Executive”).

1. Preamble. This Agreement is entered into in contemplation of certain transactions described in that Agreement and Plan of Merger by and among Holly, North Acquisition, Inc. and Frontier dated as of February 21, 2011 (the “Merger Agreement”). The undertakings set forth in Section 2 below shall become effective immediately prior to the Closing (the “Effective Time”), provided that upon termination of the Merger Agreement under Article 7 thereof this Agreement shall terminate and have no effect. Notwithstanding the above, the parties hereto acknowledge adequate consideration for the entering into of this Agreement, and this Agreement may not be terminated or repudiated unilaterally by either party. This Agreement incorporates a Schedule, attached hereto, and labeled Schedule A, identifying certain “Restricted Stock Agreements” as so identified thereon, and certain “Stock Unit/Restricted Stock Agreements,” also as so identified thereon, which shall collectively be referred to as the “Executive Stock Agreements.” Capitalized terms used and not defined herein have the meanings given such terms in the Merger Agreement.

2. Waiver. Effective as of the Effective Time Executive waives the following rights in respect of any shares of Restricted Stock held under any Executive Stock Agreement as of the Effective Time (such shares of Restricted Stock, as held on the date of this Agreement, being listed on Schedule A):

(a) automatic 100% vesting of the Restricted Stock under Section 2(c) of any Restricted Stock Agreement, or under Section 3(c) of any Stock Unit/Restricted Stock Agreement, upon the occurrence of a “Change in Control” as such term is defined in the Frontier Oil Corporation Omnibus Incentive Compensation Plan (the “Plan”) on account of the filing of the Registration Statement, the Closing or any other transaction contemplated by the Merger Agreement,

(b) automatic vesting in full upon a voluntary termination of employment as described under Section 7.02(b)(iv) of the Executive’s Change in Control Severance Agreement dated December 30, 2008 (the “Severance Agreement”) based solely on a breach by Holly of the first sentence of Section 3.04 of the Severance Agreement, and

(c) automatic vesting in full upon a voluntary termination of employment described under Section 7.02(c) of the Severance Agreement,

provided that the Executive is not waiving any other rights, including rights to automatic vesting, under any other terms of the Executive Stock Agreements or the Severance Agreement.

For clarity, (i) any rights of the Executive in respect of Frontier Stock Units held under the Executive Stock Agreements at the Effective Time (including rights in respect of shares of Frontier Restricted Stock issuable in exchange for those Frontier Stock Units) shall be unaffected by the waiver described above, and shall instead be determined under the terms of the Stock Unit/Restricted Stock Agreements as in effect at the Effective Time, (ii) any dividends or dividend equivalent amounts with respect to Frontier Stock Units or Frontier Restricted Stock under the Executive Stock Agreements accrued but unpaid at the Effective Time shall be paid out on the Closing, and (iii) any dividends with respect to Holly Restricted Stock held pursuant to the Executive Stock Agreements, as assumed by Holly as provided below, shall be paid as and when such dividends are paid to holders of unrestricted stock of the same class.

3. Assumption. At the Closing, Holly shall assume

(a) all of the obligations of Frontier under the Executive Stock Agreements, which shall then apply to all of the Holly Restricted Stock issued as contemplated in Section 2.3(c) of the Merger Agreement in respect to Frontier Restricted Stock held under the Executive Stock Agreements, subject only to the modifications described in Section 2 of this Agreement, and

(b) all of the obligations of Frontier under the Severance Agreement subject only to the following modifications:

(i) The Executive’s written notice under Section 1.01 to extend the term of the Severance Agreement to the third anniversary of the CiC Date shall be deemed given and the term shall extend accordingly.

(ii) Section 7.01(a) of the Severance Agreement shall be amended and restated to read in its entirety as follows:

“[t]he Company shall pay to the Executive (or his dependents, beneficiaries or estate as the case may be), within 30 days following his Termination of Employment, a lump sum amount equal to 6.0 times his annual Base Salary as provided in Section 4.01(a).”

(iii) The Executive shall waive the right to assert that a relocation of his principal place of employment to Dallas, Texas constitutes a breach of the Severance Agreement or otherwise constitutes grounds for a “Termination of Employment” under Section 7.02(b) of the Severance Agreement.

(iv) Section 7.02(c), enabling the Executive voluntarily to effect a “Termination of Employment” during the sixty day period following the first anniversary of the CiC, date shall be deleted.

4. Reimbursement. Holly shall reimburse the Executive as provided below for

(a) any increased net Federal state and local income tax incurred directly or indirectly by the Executive in the aggregate as a result of a change in the year of inclusion in income arising from a failure of any nonqualified deferred compensation plan to comply with any requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or

(b) any interest or other amount added to tax under Section 409A(B)(i)(I) or (II) of the Code

(in either case the “Increased Taxes”), such reimbursement (the “Reimbursement”) to be in an amount which, after reduction of any net Federal, state or local taxes of any kind (including excise taxes) on the Reimbursement, shall equal the Increased Taxes. The Reimbursement in respect of any amount of Increased Taxes shall be paid immediately prior to the due date for the payment of any Increased Taxes, provided Holly shall not be required to pay any Reimbursement prior to 30 days after the date of any written notice from the Executive setting forth the amount of such Increased Taxes.

5. Miscellaneous.

5.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of law.

5.2 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

5.3 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof.

5.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

5.5 Notice. Any notice, request or other communication required or permitted under this Agreement (a “Notice”) shall be in writing, addressed as provided below, and shall be deemed to be effective and properly given: (a) when delivered, if delivered in person; (b) when sent, if sent by facsimile or other electronic means and confirmation of receipt is received; (c) three (3) days after being sent by certified or registered United States mail, return receipt requested; or (d) the date designated as the delivery date, if sent by nationally recognized overnight courier. All Notices not delivered personally or by facsimile or other electronic means shall be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth for such party on the signature page of this Agreement; any party (and such party’s permitted assigns) may change such party’s address for receipt of future Notices by giving written Notice to the other parties in the manner provided herein for giving Notice.

5.6 Amendments. The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived, only by an agreement or consent in writing signed by Frontier, Holly and the Executive.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Frontier, Holly and the Executive have caused this Agreement to be executed as of the date first above written.

FRONTIER OIL CORPORATION

By:	/s/ Doug S. Aron
Name:	Doug S. Aron
Title:	Executive Vice President and Chief Financial Officer

Address for Notices:
10000 Memorial Drive, Suite 600
Houston, Texas 77024-3411
Fax: (713) 688-0616
Telephone: (713) 688-9600

HOLLY CORPORATION

By:	/s/ Matthew P. Clifton
Name:	Matthew P. Clifton
Title:	Chief Executive Officer

Address for Notices:
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6915
Fax: (214) 871-3560
Telephone: (214) 871-3555

By:	/s/ Michael C. Jennings
Name:	Michael C. Jennings

Address for Notices:
10000 Memorial Drive, Suite 600
Houston, Texas 77024-3411
Fax: (713) 688-0616
Telephone: (713) 688-9600

Schedule A

Michael C. Jennings - Restricted Stock and Stock Unit/Restricted Stock Award Agreements

Type of Award Agreement	Date of Grant	Number of Restricted Shares/Units Granted	Number of Unvested Restricted Shares	Number of Unvested Units
Restricted Stock	3/24/08	15,862	7,931	N/A
Restricted Stock	2/24/09	42,744	32,058	N/A
Restricted Stock	3/25/09	8,929	6,697	N/A
Restricted Stock	2/23/10	66,000	66,000	N/A
2008 Stock Unit/Restricted Stock	2/27/08	42,857	5,953	12,671
2009 Stock Unit/Restricted Stock	2/24/09	99,736	55,409	33,245
2010 Stock Unit/Restricted Stock	2/23/10	99,000	0	99,000